As filed with the Securities and Exchange Commission on March 26, 2018

File No. 024-10689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Qualification Offering Circular Amendment No. 2

to

Form 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

MUSCLE MAKER, INC

(Exact name of issuer as specified in its charter)

California

(State of other jurisdiction of incorporation or organization)

2200 Space Park Drive, Suite 310

Houston, Texas 77058

Phone: (732) 669-1200

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Robert E. Morgan

Chief Executive Officer

Muscle Maker, Inc

2200 Space Park Drive, Suite 310

Houston, Texas 77058

Phone: (732) 669-1200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Laura Anthony, Esq.

Craig D. Linder, Esq.

Legal& Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Phone: 561-514-0936

Fax: 561-514-0832

5810	47-2555533
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Post-Qualification Offering Circular Amendment No. 2

File No. 024-10689

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

EXPLANATORY NOTE

This Post-Qualification Offering Circular Amendment No. 2 (this “Offering Circular Amendment No. 2”) amends the offering circular of Muscle Maker, Inc (the “Company”) qualified on December 12, 2017, as further amended and supplemented from time to time (the “Offering Circular”), to update information contained in the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular.

This Post-Qualification Offering Circular Amendment No. 2 primarily relates to the Company’s decision (i) to apply for quotation of its common stock on the OTCQX Marketplace under the symbol “MMB” after qualification of this Post-Qualification Offering Circular Amendment No. 2 by the Securities and Exchange Commission (the “SEC”), and (ii) not to list the Company’s common stock on the NYSE American at this time. The Company intends to register its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) following qualification of this Post-Qualification Offering Circular Amendment No. 2 by the SEC. There is no assurance that the common stock will be registered under the Exchange Act or that the Company’s common stock will be accepted for quotation on the OTCQX Marketplace under the symbol “MMB” after the qualification of this Post-Qualification Offering Circular Amendment No. 2 by the SEC.

All sections and information (as well as exhibits) relating to the above-mentioned amendments have been updated herein as applicable. Any investor should read this Offering Circular in its entirety.

Preliminary Offering Circular

March 26, 2018

Subject to Completion

MUSCLE MAKER, INC

3,076,920 Shares of Common Stock

Minimum Purchase: 140 shares of Common Stock ($455)

MUSCLE MAKER, INC, a California corporation (the “Company”), is offering up to 3,076,920 shares (“Shares”) of its common stock, no par value per share (“Common Stock”), at a fixed price of $3.25 per share of Common Stock, with an aggregate amount of $9,999,990, in a “Tier 2 Offering” under Regulation A (the “Offering”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close. The minimum investment amount per investor is $455 (140 shares of Common Stock); however, we can waive the minimum purchase requirement on a case to case basis in our sole discretion. The subscriptions, once received, are irrevocable.

TriPoint Global Equities, LLC, a registered broker-dealer and a member of the Financial Industry Regulatory Authority (“FINRA”), has agreed to act as our managing selling agent (the “Managing Agent”) while Cambria Capital, LLC, a registered broker-dealer and a member of FINRA, is acting as lead selling agent (the “Lead Agent” and together with the Managing Agent, the “Selling Agents”) to offer the Shares to prospective investors on a “best efforts” basis. In addition, the Selling Agents may engage one or more co-selling agents, sub selling agents or selected dealers. The Selling Agents are not purchasing the Shares, and are not required to sell any specific number or dollar amount of the Shares in the Offering. The Selling Agents and other broker dealers will receive compensation for sales of the securities offered hereby at a fixed commission rate of 7.5% of the gross proceeds of the Offering, however this commission rate will be reduced to 4% for any proceeds received from investors introduced by the Company to the Selling Agents. See “Plan of Distribution” in this Offering Circular. None of the Shares offered are being sold by present security holders of the Company.

We expect to commence the sale of the Shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission (the “SEC” or the “Commission”). The Offering will terminate at the earlier of: (1) the date at which $9,999,990 of Shares has been sold, (2) the date which is one year after this Offering being qualified by the SEC, or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (the “Termination Date”).

In addition, we have engaged WhoYouKnow LLC, a California limited liability company, d/b/a CrowdfundX (“Offering Campaign Consultant”), to assist us in the planning, public relations and promotion of this Offering, utilizing the BANQ Online Platform.

No public market currently exists for our shares of Common Stock. We intend to apply for quotation of our Common Stock on the OTCQX Marketplace under the symbol “MMB” after we register our common stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”), following qualification of the Post-Qualification Offering Amendment No. 2 by the SEC. There is no assurance that our Common Stock will be registered under the Exchange Act or that our Common Stock will be accepted for quotation on the OTCQX Marketplace under the symbol “MMB” after the qualification of the Post-Qualification Offering Circular Amendment No. 2 by the SEC.

We are an “emerging growth company,” as such term is defined in Section 2(a)(19) of the Securities Act of 1933, as amended, and we will be subject to reduced public reporting requirements. See “Emerging Growth Company Status.”

	Price to Public	Underwriting Discounts and Commissions(1) (2)	Proceeds, Before Expenses, to Company(3)
Per Share	$3.25	$0.24	$3.01
Total (4)	$9,999,990	$750,000	$9,249,990

(1) This table depicts broker-dealer commissions of 7.5% of the gross offering proceeds. Please refer to the section entitled “Plan of Distribution” beginning on page 50 of this Offering Circular for additional information regarding total underwriter compensation. We agreed to pay the Managing Agent a due diligence fee of $15,000 all of which was paid on signing the engagement letter with the Managing Agent. We have agreed to reimburse certain additional expenses to our Selling Agents. Please refer to the section entitled “Plan of Distribution” in this Offering Circular for additional information regarding total Selling Agents compensation

(2) In addition to the broker-dealer discounts and commissions included in the above table, our Selling Agents will have the right to acquire warrants to purchase shares of our common stock equal to 5% of the aggregate shares sold in this offering (“Selling Agent Warrants”). The Selling Agent Warrants have an exercise price of $4.0625 per share.

(3) Does not include estimated offering expenses including, without limitation, legal, accounting, auditing, escrow agent, transfer agent, other professional, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering. We estimate the total expenses of this Offering, excluding the Selling Agents’ commissions and expenses, will be approximately $518,000.

(4) Assumes that the maximum aggregate offering amount of $9,999,990 is received by us.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page 21.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is _________________, 2018.

RECENT DEVELOPMENTS

Pursuant to the Offering Circular, Muscle Maker, Inc (the “Company”) offered up to 3,076,920 shares (“Shares”) of its common stock, no par value per share (“Common Stock”), at a fixed price of $3.25 per share of Common Stock, with an aggregate amount of $9,999,990, in a “Tier 2 Offering” under Regulation A (the “Offering”), subject to the terms and conditions set forth in the Offering Circular. As disclosed in the Offering Circular, the Company intended to list its Common Stock on the NYSE American (“NYSE American”) under the symbol “MMB” after the Company registered its Common Stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”), following the termination of the Offering. If not approved by the NYSE American, the Company intended to apply for quotation of its Common Stock on the OTCQX Marketplace under the symbol “MMB” after the termination of the Offering. No public market currently exists for shares of the Company’s Common Stock.

On March 26, 2018, the Company determined that it would (i) apply for quotation of its Common Stock on the OTCQX Marketplace under the symbol “MMB” after qualification by the SEC of Post-Qualification Offering Circular No. 2, and (ii) not list the Company’s Common Stock on the NYSE American at this time. The Company intends to register its Common Stock under the Exchange Act following qualification by the SEC of Post-Qualification Offering Circular No. 2. There is no assurance that the Common Stock will be registered under the Exchange Act or that the Company’s Common Stock will be accepted for quotation on the OTCQX Marketplace under the symbol “MMB” after qualification by the SEC of Post-Qualification Offering Circular No. 2.

The Offering is expected to close on March 29, 2018, at which time the Company will terminate this Offering. The Company expects that its Common Stock will be quoted on the OTCQX Marketplace within approximately 30 days.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description
1.1	Engagement Letter, dated July 31, 2017, between TriPoint Global Equities, LLC and Muscle Maker, Inc +

1.2	Amendment to Engagement Letter, dated November 15, 2017, between TriPoint Global Equities, LLC and Muscle Maker, Inc +

1.3	Form of Selling Agency Agreement, dated _________________, 2018, among TriPoint Global Equities, LLC, Cambria Capital, LLC and Muscle Maker, Inc *

2.1	Articles of Incorporation of Muscle Maker, Inc filed with California Secretary of State on December 8, 2014 +

2.2	Certificate of Amendment to Articles of Incorporation of Muscle Maker, Inc filed with California Secretary of State on September 20, 2017 regarding the 7-for-1 reverse stock split +

2.3	Certificate of Amendment to Articles of Incorporation of Muscle Maker, Inc filed with California Secretary of State on January 31, 2018 regarding the 4-for-3 reverse stock split +

2.4	Bylaws of Muscle Maker, Inc dated December 10, 2014 +

2.5	Amendment to Bylaws of Muscle Maker, Inc. dated August 11, 2017 +

3.1	Form of Selling Agent Warrant +

3.2	Form of Warrant +

3.3	Form of Convertible Promissory Note +

4.1	Form of Subscription Agreement for BANQ subscribers +

4.2	Form of Subscription Agreement +

6.1†	Muscle Maker 2017 Stock Option and Stock Issuance Plan and form of award agreements +

6.2†	Form of Restricted Stock Agreement under Muscle Maker 2017 Stock Option and Stock Issuance Plan +

6.3†	Employment Agreement, between Muscle Maker and Robert Morgan +

6.4†	Employment Agreement, between Muscle Maker and Grady Metoyer +

6.5†	Employment Agreement, between Muscle Maker and Rodney Silva +

6.6†	Employment Agreement, between Muscle Maker and Ferdinand Groenewald +

6.7†	Restricted Stock Agreement, dated May 3, 2017, between Muscle Maker and Grady Metoyer. +

6.8	Unit Purchase Agreement, dated January 23, 2015, by and among Muscle Maker Franchising, LLC, MMF Target, LLC, Muscle Maker Brands, LLC, and Muscle Maker, Inc +

6.9	Assignment and Assumption Agreement, dated August 25, 2017, between Muscle Maker Brands Conversion, Inc. and Muscle Maker Development, LLC +

6.10	Agreement of Conveyance, Transfer and Assigning of Assets and Assumptions of Obligations, dated September 15, 2017, between Muscle Maker, Inc and Muscle Maker Corp., LLC +

6.11	Master Services Agreement, effective as of July 20, 2017, between Muscle Maker and WhoYouKnow LLC, California limited liability company d/b/a CrowdfundX +

6.12	Transfer Agency and Service Agreement, dated July 24, 2017, among Computershare, Inc., Computershare Trust Company, N.A. and Muscle Maker, Inc +

6.13	Form of Indemnification Agreement +

6.14	Form of Stand Alone Non-Qualified Stock Option Agreement to Franchisees +

8.1	Closing Escrow Agreement, dated October 2, 2017, between Wilmington Trust, N.A. and Muscle Maker, Inc +

8.2	Amendment No. 1 to Escrow Agreement, dated November 30, 2017, between Wilmington Trust, N.A., Muscle Maker, Inc and TriPoint Global Equities, LLC +

8.3	Amendment No. 2 to Escrow Agreement, dated February 10, 2018, between Wilmington Trust, N.A., Muscle Maker, Inc and TriPoint Global Equities, LLC +

10.1	Power of attorney (included on signature page of Offering Circular) +

13.1	Testing the Waters materials +

† Includes management contracts and compensation plans and arrangements

*Filed herewith.

+Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the registrant has duly caused this Post-Qualification Offering Circular Amendment No. 2 to Form 1-A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 26, 2018.

MUSCLE MAKER, INC

By:	/s/ Robert E. Morgan
Robert E. Morgan,
Chief Executive Officer and President

Pursuant to the requirements of Regulation A, this Post-Qualification Offering Circular Amendment No. 2 to Form 1-A has been signed by the following persons in the capacities indicated on March 26, 2018.

Name	Title

/s/ Robert E. Morgan	Chief Executive Officer, President, and
Robert E. Morgan	Director (Principal Executive Officer)

/s/ Ferdinand Groenewald	Vice President of Finance
Ferdinand Groenewald	(Principal Financial Officer and Principal Accounting Officer)

/s/ Tim M. Betts	Chairman of the Board, Secretary and Director
Tim M. Betts

*	Director
Noel DeWinter

*	Director
Merlin C. Spencer

*	Director
A.B. Southall III

*	Director
Paul L. Menchik

By:	/s/ Robert E. Morgan
Robert E. Morgan
Attorney-in-fact*